EXHIBIT 3

REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT, dated as of April 27, 2005, is entered into by and between MAIN STREET RESTAURANT GROUP, INC., a Delaware corporation (the “Company"), and CIC MSRG LP, a Delaware limited partnership (the “Purchaser").

Recitals:

     A.      The Company desires to issue and sell 2,325,581 shares of its Common Stock (“Shares") and warrants to purchase up to 581,395 shares of its Common Stock (“Warrant Shares") to the Purchaser as set forth in the Securities Purchase Agreement dated as of April 27, 2005 entered into by and between the Company and the Purchaser (the “Securities Purchase Agreement");

     B.      It is a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement that the Company provide for the rights set forth in this Agreement; and

     C.      Certain terms used in this Agreement are defined in ARTICLE I hereof.

Agreement

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

     “Affiliate” means any Person that directly or indirectly controls, or is under control with, or is controlled by such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     “Business Day” means any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of the State of Delaware or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

     “Closing Date” has the meaning ascribed to such term in the Securities Purchase Agreement.

     “Common Stock” means the common stock, par value $0.001 per share, of the Company.

     “Company” has the meaning set forth in the preamble.

     “Designated Holder” means the Purchaser and any transferee or transferees of Registrable Securities that have not ceased to be Registrable Securities, provided the registration rights conferred by this Agreement have been transferred to such transferee or transferees in compliance with this Agreement.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     “Indemnified Party” has the meaning set forth in Section 2.7.

     “Indemnifying Party” has the meaning set forth in Section 2.7.

     “Losses” has the meaning set forth in Section 2.7.

     “Majority Holders” means holders of a majority of the Registrable Securities.

     “Non-Registration Event” has the meaning set forth in Section 2.1(a).

     “Non-Registration Event Penalty Payment” has the meaning set forth in Section 2.1(a).

     “Person” means any individual, company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

     “Piggyback Registration” has the meaning set forth in Section 2.2.

     “Purchaser” has the meaning set forth in the preamble.

     “Registrable Securities” means, subject to the immediately following sentence, (i) the Shares and the Warrant Shares underlying the warrants acquired by the Purchaser from the Company pursuant to the Securities Purchase Agreement, (ii) any shares of Common Stock issued as a Non-Registration Event Penalty Payment, (iii) any shares of Common Stock or other securities issued or issuable, directly or indirectly, with respect to the securities referred to in clauses (i) or (ii) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iv) any other security issued as a dividend or other distribution with respect to, in exchange for or in replacement of the securities referred to in the preceding clauses. As to any particular shares of Common Stock constituting Registrable Securities, such shares of Common Stock will cease to be Registrable Securities if they (x) have been effectively registered under the Securities Act and disposed of in accordance with a Registration Statement covering them, (y) have been sold to the public pursuant to Rule 144 (or by similar provision under the Securities Act), or (z) are eligible for resale under Rule 144(k) (or by similar provision under the Securities Act) without any limitation on the amount of securities that may be sold under paragraph (e) thereof.

     “Registration Request” has the meaning set forth in Section 2.1(a).

     “Registration Statement” means a registration statement (including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement) on Form S-3 (or, if the Company is not eligible to use Form S-3, such other appropriate registration form of the SEC pursuant to which the Company is eligible to register the resale of Registrable Securities) filed by the Company under the Securities Act that registers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement and permits or facilitates the resale of all the Registrable Securities in the manner (including the manner of sale) reasonably requested by the Designated Holders, including the offer and sale of the Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     “Representatives” has the meaning set forth in Section 2.7.

     “Required Filing Date” has the meaning set forth in Section 2.1(a).

     “Required Registration Statement” has the meaning set forth in Section 2.1(a).

     “SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     “Securities Purchase Agreement” has the meaning set forth in the recitals.

     “Shares” has the meaning set forth in the recitals.

     “Warrant Shares” has the meaning set forth in the recitals.

ARTICLE II

Registration Rights

     2.1 Demand Registration.

     (a) Upon the written request of the Designated Holder, requesting that the Company effect a registration of Registrable Securities under the Securities Act, specifying the number of shares of Registrable Securities to be registered (which may be all or any portion of at least 25% of the Shares), and specifying the intended method of disposition thereof (a “Registration Request"), the Company shall use its best efforts to prepare and as promptly as possible after the date hereof, but in any event, not later than 30 days after the Registration Request (or, if such 30th day is not a Business Day, by the first Business Day thereafter) (the “Required Filing Date"), file a Registration Statement with the SEC (the “Required Registration Statement") and cause the Required Registration Statement to be declared effective under the Securities Act within 60 days after the Registration Request (or, if such 60th day is not a Business Day, by the first Business Day thereafter). Notwithstanding the foregoing sentence, if the Required Registration Statement is subjected to a full review by the SEC, the Company will use its best efforts to cause the Required Registration Statement to be declared effective under the Securities Act within 120 days after Registration Request (or, if such 120th day is not a Business Day, by the first Business Day thereafter). The Company agrees to include in the Required Registration Statement all information regarding the Designated Holders and the intended methods of distribution which the Designated Holders shall reasonably request.

     The failure of the Company to file a Required Registration Statement prior to the Required Filing Date, or to cause the Required Registration Statement to become effective within the applicable 60- or 120-day period specified in the preceding paragraph, shall be deemed to be a “Non-Registration Event.” The Company and the Purchaser agree that the Purchaser will suffer damages if a Non-Registration Event occurs, and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if a Non-Registration Event should occur, then for each 30-day period after the occurrence of such Non-Registration Event and before the Required Registration Statement becomes effective, the Company shall pay the Purchaser, as liquidated damages, an amount equal to 1.0% of the aggregate Purchase Price (as such tern is defined in the Securities Purchase Agreement) paid by the Purchaser for the Securities (as such term is defined in the Securities Purchase Agreement), with such payment being pro-rated for any period of less than 30 days after the occurrence of the Non-Registration Event and before the Required Registration Statement becomes effective. Each such payment is hereinafter referred to as a “Non-Registration Event Penalty Payment.” The Non-Registration Event Penalty Payment shall be due and payable on the day immediately following the last day of the applicable 30-day period or portion thereof. Notwithstanding the foregoing, in no event shall the Company be obligated to pay more than one Non-Registration Event Penalty Payment to the Purchaser in respect of a substantively concurrent failure to perform; i.e., if a Non-Registration Event Penalty Payment is accruing due to failure to file a Required Registration Statement prior to the Required Filing Date, a separate Non-Registration Event Penalty Payment shall not be due for a contemporaneous failure to cause the Registration

Statement to become effective in accordance with the periods specified in the preceding paragraph. The Company, at its sole discretion, may pay the Non-Registration Event Penalty Payment in cash or in shares of Common Stock. If the Company elects to pay the Non-Registration Event Penalty Payment to the Purchaser in shares of Common Stock, it shall deliver a number of unregistered, legended shares of its Common Stock equal to, (i) 1.0% of the aggregate Purchase Price, divided by (ii) the lower (x) $2.15, or (y) the closing price of the Common Stock on the trading day immediately preceding the date the Non-Registration Event Penalty Payment is due.

     (b) Upon receipt of the Registration Request, the Company will promptly give written notice of such Registration Request to all Designated Holders, and thereupon the Company will use its best efforts to effect as expeditiously as possible the registration under the Securities Act of the following:

     (i) the Registrable Securities specified for registration in the Registration Request in accordance with the intended method of disposition stated in such request;

     (ii) any Registrable Securities that other holders of which have requested in writing to have registered, if such request is made within 30 days after the giving of such written notice by the Company to the Designated Holders (which request shall specify the intended method of disposition of such Registrable Securities); and

     (iii) all shares of Common Stock that the Company or Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company may elect to register in connection with the offering of Registrable Securities pursuant to this Section 2.1;

all to the extent required to permit the disposition (in accordance with the intended method of disposition specified in the Registration Request) of the Registrable Securities and the additional shares of Common Stock, if any, that are the subject of such registration, as provided above; provided, that, the provisions of this Section 2.1 shall not require the Company to effect more than two registrations of Registrable Securities. The Purchaser shall automatically be deemed to have made the first permitted Registration Request on the Closing Date of the Securities Purchase Agreement.

     (c) The registrations under this Section 2.1 shall be on an appropriate Registration Statement that permits the disposition of such Registrable Securities in accordance with the intended methods of distribution specified in the Registration Request. The Company agrees to include in any Required Registration Statement all information regarding the Designated Holders and the intended methods of distribution which Designated Holders of Registrable Securities being registered shall reasonably request.

     (d) A registration requested pursuant to this Section 2.1 shall not be deemed to have been effected (i) unless a Registration Statement with respect thereto has become effective; provided, however, that a Registration Statement that does not become effective after the Company has filed a Registration Statement with respect thereto solely by reason of the Majority Holders’ refusal to proceed with the registration (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to the Company) shall be deemed to have been effected by the Company at the request of the Majority Holders unless the Designated Holders electing to have Registrable Securities registered pursuant to such Registration Statement shall have elected to pay all fees and expenses otherwise payable by the Company in connection with such registration pursuant to Section 2.6, (ii) if, after it has become effective, such registration is withdrawn by the Company (other than at the request of the Majority Holders) or interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason prior to the expiration of the period specified in Section 2.1(g) below, or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than due solely to some act or omission by the Designated Holders electing to have Registrable Securities registered pursuant to such Registration Statement.

     (e) If a requested registration pursuant to this Section 2.1 involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the holders of a majority (by number of shares) of the Registrable Securities requested to be included in such Registration Statement and shall be reasonably acceptable to the Company. If counsel for the Designated Holders selling Registrable Securities provides an opinion to such underwriters, then the Designated Holders will provide a copy of such opinion to the Company.

     (f) If a requested registration pursuant to this Section 2.1 involves an underwritten offering, and if the managing underwriter advises the Company in writing (with a copy to each Designated Holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company and other securities that are subject to “piggy-back” registration rights and that are not Registrable Securities) exceeds the number that can be sold in such offering within a price range reasonably acceptable to the Company and to the holders of a majority (by number of shares) of the Registrable Securities requested to be included in such Registration Statement, the Company will include in such registration, to the extent of the number that the Company is so advised can be sold in such offering, (i) first, the Registrable Securities that have been requested to be included in such registration by the Designated Holders pursuant to this Agreement (pro rata based on the amount of Registrable Securities sought to be registered by each such Designated Holder), (ii) second, provided that no securities sought to be included by the Designated Holders have been excluded from such registration, the securities of other persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by such persons) and (iii) third, securities the Company proposes to register.

     (g) The Company shall use its best efforts to keep any Registration Statement filed pursuant to this Section 2.1 continuously effective (i) for a period of two years after the Registration Statement first becomes effective, plus the number of days during which such Registration Statement was not effective or usable pursuant to Section 2.3(b), 2.4(e), or 2.4(i); (ii) if such Registration Statement is related to an underwritten offering, for such period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (iii) for such shorter period as will terminate when all of the Registrable Securities covered by such Registration Statement have been disposed of in accordance with such Registration Statement or have otherwise ceased to be Registrable Securities. In the event the Company shall give any notice pursuant to Section 2.4(e) or 2.4(i), the additional time period mentioned in Section 2.1(g)(i) during which the Registration Statement filed pursuant to this Section 2.1 is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.4(e) or 2.4(i) to and including the date when each seller of a Registrable Security covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) or, if no supplemental or amended prospectus is required, the date each seller of a Registrable Security covered by such Registration Statement has been notified that the stop order or other order suspending the effectiveness of such Registration Statement in any jurisdiction has been withdrawn.

     2.2 Piggyback Registration

     (a) Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a registration pursuant to Section 2.1 or a registration on Form S-4 or S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities, whether or not for sale for its own account, the Company will give prompt written notice (but in no event less than 25 days before the anticipated date of the filing the Registration Statement with respect to such registration) to all Designated Holders, and such notice shall describe the proposed registration and distribution and offer to all Designate Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request. The Company will include in such Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the Designated Holders’ receipt of the Company’s notice (a “Piggyback Registration").

     (b) The Company shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggyback Registration to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

     (c) Any Designated Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw; provided, that in the event of such withdrawal (other than pursuant to Section 2.2(e) hereof), the Company shall not be required to reimburse such holder for the fees and expenses referred to in Section 2.6 hereof incurred by such Designated Holder prior to such withdrawal, unless such withdrawal was due to a material adverse change to the Company or, based upon the advice of counsel, otherwise relating to a matter with respect to the Company. The Company may withdraw a Piggyback Registration at any time prior to the time it becomes effective.

     (d) If (i) a Piggyback Registration involves an underwritten offering of the securities being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and (ii) the managing underwriter of such underwritten offering shall in writing inform the Company and Designated Holders requesting such registration of its belief that the distribution of all or a specified number of such Registrable Securities concurrently with the securities being distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such writing to state the basis of such belief and the approximate number of such Registrable Securities which may be distributed without such effect), then the Company will be required to include in such registration only the amount of securities which it is so advised should be included in such registration. In such event: (x) in cases initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities which the Company proposes to register, (ii) second, Registrable Securities and securities which have been requested to be included in such registration by Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by Designated Holders and such other Persons); and (y) in cases not initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities of any Person whose exercise of a “demand” registration right pursuant to a contractual commitment of the Company is the basis for the registration, (ii) second, Registrable Securities and securities that have been requested to be included in such registration by Persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by Designated Holders and such other Persons), (iii) third, the securities which the Company proposes to register.

     (e) If, as a result of the proration provisions of this Section 2.2, any Designated Holders shall not be entitled to include in a Piggyback Registration all the Registrable Securities that such Designated Holders has requested to be included, such holder may elect to withdraw his request to include Registrable Securities in such registration.

     2.3 Holdback Agreements.

     (a) To the extent not inconsistent with applicable law, in connection with a public offering of securities of the Company, upon the request of the Company or the underwriter, in the case of an underwritten public offering of the Company’s securities, each Designated Holder who beneficially owns (as defined in Rule 13d-3 under the Exchange Act) at least 5% of the outstanding capital stock of the Company will not effect any public sale or distribution (other than those included in the registration statement being filed with respect to such public offering) of any securities of the Company, or any securities, options or rights convertible into or exchangeable or exercisable for such securities during the 14 days prior to and the 90-day period beginning on such effective date, unless (in the case of an underwritten public offering) the managing underwriters otherwise agree to a shorter period of time. Notwithstanding the foregoing, no Designated Holder shall be required to enter into any such “lock up” agreement unless and until all of the Company’s executive officers and directors execute substantially similar “lock up” agreements and the Company uses commercially reasonable efforts to cause each holder of more than 5% of its outstanding capital stock to execute substantially similar “lock up” agreements. Neither the Company nor the underwriter shall amend, terminate or waive a “lock up” agreement unless each “lock up” agreement with a Designated Holder is also amended or waived in a similar manner or terminated, as the case may be.

     (b) The Company shall have the right at any time, to delay the filing of a Registration Statement or to require that the Designated Holders of Registrable Securities to suspend further open market offers and sales of Registrable Securities pursuant to a Registration Statement filed hereunder (i) for a period not to exceed an aggregate of 60 days in any 12-month period for valid business reasons (not including avoidance of their obligations hereunder) to avoid legally required premature public disclosure of a pending material corporate transaction, including pending acquisitions or divestitures of assets, mergers and combinations and similar events; and (ii) upon the occurrence of any of the events specified in Section 2.4(e) or 2.4(i). The Company will give the Designated Holders notice of any such suspension and will use its best efforts to minimize the length of such suspension.

     2.4 Registration Procedures. The Company will use its best efforts to effect the registration of Registrable Securities pursuant to this Agreement in accordance with the intended methods of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

     (a) within a reasonable period of time, and not less than three days, before filing a Registration Statement, or any amendment or supplement, the Company will furnish to the counsel selected by the holders of a majority of such Registrable Securities a copy of such Registration Statement, and will provided such counsel with all correspondence with the SEC regarding the Registration Statement and notice of the effectiveness of the Registration Statement;

     (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the Securities Act or otherwise keep such Registration Statement effective for the period provided for in Section 2.1, or the periods contemplated by the Company or the Persons requesting any Registration Statement filed pursuant to Section 2.2;

     (c) furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

     (d) use its best efforts to register or qualify such Registrable Securities under such state securities or blue sky laws as any seller of Registrable Securities reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller and to keep each such registration or qualification (or exemption therefrom) effective during the period that the Registration Statement is required to be kept effective; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

     (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, the Company will as soon as possible prepare and furnish to each seller the number of copies reasonably requested by such seller of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

     (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be approved for trading on any automated quotation system of a national securities association on which similar securities of the Company are quoted;

     (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

     (h) enter into such customary agreements (including underwriting agreements containing customary representations and warranties by the Company and customary indemnification and contribution provisions to and from the underwriters) and take all other customary and appropriate actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

     (i) notify each Designated Holder of any stop order issued or threatened by the SEC or any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such Registration Statement for sale in any jurisdiction;

     (j) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

     (k) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such Registration Statement for sale in any jurisdiction, the Company will use its best efforts to promptly obtain the withdrawal of such order;

     (l) if requested by a Designated Holder, use its best efforts to obtain one or more comfort letters, dated the effective date of the Registration Statement (and, if such registration includes an underwritten offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matter of the type customarily covered by comfort letters as the holders of a majority of the Registrable Securities being sold or any underwriters selected by such holders reasonably request;

     (m) provide a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an underwritten offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

     (n) subject to execution and delivery of mutually satisfactory confidentiality agreements, make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to the Registration Statement, and any attorney, accountant or other agent retained by such seller or any managing underwriter, during normal business hours of the Company at the Company’s corporate office in Phoenix, Arizona and without unreasonable disruption of the Company’s business or unreasonable expense to Company and for the purpose of due diligence with respect to the Registration Statement, legally disclosable, financial and other records and pertinent corporate documents of the Company and its subsidiaries reasonable requested by such persons, and cause the Company’s officers, directors, employees and independent accountants to supply all similar information reasonably requested by any such seller, managing underwriter, attorney, accountant or agent in connection with the Registration Statement, as shall be reasonably necessary to enable them to exercise their due diligence responsibility;

     (o) if the Designated Holders become entitled, pursuant to an event described in clauses (ii), (iii) or (iv) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and the Company is unable under the securities laws to add such Registrable Securities to the then effective Registration Statement, the Company shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly issued Registrable Securities and will use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective within 60 days of the date that the need to file the Registration Statement arose, and (ii) keep such additional Registration Statement effective during for the period described in Section 2.1(g);

     (p) if requested by a Designated Holder, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as a Designated Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by a Designated Holder selling any Registrable Securities pursuant to such Registration Statement;

     (q) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers; and

     (r) take all other steps reasonably necessary to effect the registration of the. Registrable Securities contemplated hereby.

     2.5 Conditions Precedent to Company’s Obligations Pursuant to this Agreement. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that each of the Designated Holders whose Registrable Securities are to be registered pursuant to this Agreement shall furnish such Designated Holder’s written agreement to be bound by the terms and conditions of this Agreement prior to performance by the Company of its obligations under this Agreement. By executing and delivering this Agreement, each Designated Holder represents and warrants that the information concerning, and representations and warranties by, such Designated Holder, including information concerning the securities of the Company held, beneficially or of record, by such Designated Holder, furnished to the Company pursuant to the Securities Purchase Agreement or otherwise, are true and correct as if the same were represented and warranted on the date any Registration Statement required pursuant to this Agreement is filed with the SEC or the date of filing with the SEC of any amendment thereto, and each Designated Holder covenants to immediately notify the Company in writing of any change in any such information, representation or warranty and to refrain from offering or disposing of any securities pursuant to any Registration Statement until the Company has reflected such change in such Registration Statement. By executing and delivering this Agreement, each Designated Holder further agrees to furnish any additional information as the Company may reasonably request in connection with any action to be taken by the Company pursuant to this Agreement, and to pay such Designated Holder’s expenses which are not required to be paid by the Company pursuant to this Agreement.

     2.6 Fees and Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement including, without limitation, all registration and filing fees payable by the Company, fees and expenses of compliance by the Company with securities or blue sky laws, printing expenses of the Company, messenger and delivery expenses of the Company, the reasonable fees and expenses of a single counsel retained by the Designated Holders of a majority (by number of shares) of the Registrable Securities requested to be included in such Registration Statement and fees and disbursements of counsel for the Company and all independent certified public accountants of the Company, and other Persons retained by the Company will be borne by the Company, and the Company will pay its internal expenses (including, without limitation, all salaries and expenses of the Company’s employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance of the Company and the expenses and fees for listing or approval for trading of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on any automated quotation system of a national securities association on which similar securities of the Company are quoted. The Company shall have no obligation to pay any underwriting discounts or commissions attributable to the sale of Registrable Securities or any of the expenses incurred by any Designated Holder that are not payable by the Company, such costs to be borne by such Designated Holder or Holders, including, without limitation, underwriting fees, discounts and expenses, if any, applicable to any Designated Holder’s Registrable Securities; fees and disbursements of counsel or other professionals that any Designated Holder may choose to retain in connection with the Registration Statement filed pursuant to this Agreement (except as otherwise provided above or in the Securities Purchase Agreement); selling commissions or stock transfer taxes applicable to the Registrable Securities registered on behalf of any Designated Holder; any other expenses incurred by or on behalf of such

Designated Holder in connection with the offer and sale of such Designated Holder’s Registrable Securities other than expenses that the Company is expressly obligated to pay pursuant to this Agreement.

     2.7 Indemnification.

     (a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Designated Holder and its general or limited partners, officers, directors, members, managers, employees, advisors, representatives, agents and Affiliates (collectively, the “Representatives") from and against any loss, claim, damage, liability, attorney’s fees, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the “Losses"), joint or several, and any action in respect thereof to which such Designated Holder or its Representatives may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereto) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or preliminary or summary prospectus or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall advance to and reimburse each such Designated Holder and its Representatives for any legal or any other expenses incurred by them in connection with investigating or defending or preparing to defend against any such Loss, action or proceeding; provided, however, that the Company shall not be liable to any such Designated Holder or other indemnitee in any such case to the extent that any such Loss (or action or proceeding, whether commenced or threatened, in respect thereof) arises out of or is based upon (x) an untrue statement or alleged untrue statement or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary or summary prospectus or any amendment or supplement thereto, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Designated Holder or its Representatives expressly for use therein and, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus relating to the Registration Statement, to the extent a prospectus relating to the Registrable Securities was required to be delivered by such Designated Holder under the Securities Act in connection with such purchase, there was not sent or given to such person, at or prior to the written confirmation of the sale of such Registrable Securities to such person, a copy of the final prospectus that corrects such untrue statement or alleged untrue statement or omission or alleged omission, if the Company had previously furnished copies thereof to such Designated Holder, or (y) such Designated Holder’s use of a Registration Statement or the related prospectus during a period when a stop order has been issued in respect of such Registration Statement or any proceedings for that purpose have been initiated or use of a prospectus when use of such prospectus has been suspended pursuant to Section 2.3(b), 2.4(e) or 2.4(i); provided that in each case, that such Designated Holder received prior written notice of such stop order, initiation of proceedings or suspension from the Company. In no event, however, shall the Company be liable for indirect, incidental or consequential or special damages of any kind. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders.

     (b) In connection with the filing of the Registration Statement by the Company pursuant to this Agreement, the Designated Holders will furnish to the Company in writing such information as the Company reasonably requests for use in connection with such Registration Statement and the related prospectus and, to the fullest extent permitted by law, each such Designated Holder will indemnify and hold harmless the Company and its Representatives from and against any Losses, severally but not jointly, and any action in respect thereof to which the Company and its Representatives may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) the purchase or sale of Registrable Securities during a suspension as set forth in Section 2.3(b), 2.4(e) or 2.4(i) in each case after such Designated Holder’s receipt of written notice of such suspension, (ii) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, prospectus or preliminary or summary prospectus or any amendment or supplement thereto, or (iii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, with respect to clauses (ii) and (iii) above, only to the extent such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary or summary prospectus or any amendment or supplement thereto in connection with a sale of Registrable Securities and as required under the Securities Act, in reliance upon and in conformity with written information prepared and furnished to the Company by such Designated Holder expressly for use therein or by failure of such Designated Holder to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto, and such Designated Holder will reimburse the Company and each Representative for any legal or any other expenses incurred by them in connection with investigating or defending or preparing to defend against any such Loss, action or proceeding; provided, however, that such Designated Holder shall not be liable in any such case if, prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto, such Designated Holder has furnished in writing to the Company information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto that corrected or made not misleading information previously furnished to the Company. The obligation of each Designated Holder to indemnify the Company and its Representatives shall be limited to the net proceeds received by such Designated Holder from the sale of Registrable Securities under such Registration Statement. In no event, however, shall any Designated Holder be liable for indirect, incidental or consequential or special damages of any kind.

     (c) Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to Section 2.7(a) or 2.7(b) (an “Indemnified Party") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party"), promptly notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to an Indemnified Party under Section 2.7(a) or 2.7(b) except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, and provided, and for so long as, the Indemnifying Party diligently pursues the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its Representatives who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the written opinion of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying

Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding other than the payment of monetary damages by the Indemnifying Party on behalf of the Indemnified Party.

     (d) If the indemnification provided for in this Section 2.7 is unavailable to the Indemnified Parties in respect of any Losses referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Designated Holders on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Designated Holder on the other shall be determined by reference to, among other things, whether any action taken, including any untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Designated Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.7, no Designated Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Designated Holder were offered to the public exceeds the amount of any Losses that such Designated Holder has otherwise paid by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Designated Holder’s obligations to contribute pursuant to this Section 2.7 is several in the proportion that the proceeds of the offering received by such Designated Holder bears to the total proceeds of the offering. The indemnification provided by this Section 2.7 shall be a continuing right to indemnification with respect to sales of Registrable Securities and shall survive the registration and sale of any Registrable Securities by any Designated Holder and the expiration or termination of this Agreement. The indemnity and contribution agreements contained herein are in addition to any other liability that any Indemnifying Party might have to any Indemnified Party.

     2.8 Participation in Registrations.

     (a) No Person may participate in any registration hereunder that is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

     (b) Each Person that is participating in any registration under this Agreement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in

Section 2.4(e) or 2.4(i) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement and all use of the Registration Statement or any prospectus or related document until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 2.4(e) and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies thereof, other than permanent file copies, then in such Designated Holder’s possession of such documents at the time of receipt of such notice. Furthermore, each Designated Holder agrees that if such Designated Holder uses a prospectus in connection with the offering and sale of any of the Registrable Securities, the Designated Holder will use only the latest version of such prospectus provided by Company.

ARTICLE III

Transfers of Certain Rights

     3.1 Transfer. The rights granted to the Purchaser by the Company under this Agreement to cause the Company to register Registrable Securities may be transferred or assigned (in whole or in part) to the Purchaser’s Affiliates and to the partners of CIC Partners LP, to the extent Registrable Securities are transferred or assigned to such Affiliates or distributed to such partners, and all other rights granted to the Purchaser by the Company hereunder may be transferred or assigned to any such transferee or assignee of Registrable Securities; provided, in each case, that the Purchaser must give written notice of any such transfer or assignment to the Company at the time of, or within a reasonable time after, any such transfer or assignment, stating the name and address of the transferee(s) or assignee(s) and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned.

     3.2 Transferees. Any permitted transferee or assignee to whom rights under this Agreement are transferred or assigned shall, as a condition to such transfer or assignment, deliver to the Company a written instrument by which such transferee or assignee agrees to be bound by the obligations imposed upon the Purchaser under this Agreement to the same extent as if such transferee or assignee were the Purchaser hereunder.

     3.3 Subsequent Transferees or Assignees. A transferee or assignees to whom rights are transferred or assigned pursuant to this ARTICLE III may not again transfer or assign such rights to any other person or entity, other than as provided in Section 3.1 or 3.2 above.

ARTICLE IV

Miscellaneous

     4.1 Current Public Information. The Company covenants that it will use its best efforts to timely file all reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will use its best efforts to take such further action as the Purchaser may reasonably request, all to the extent required to enable the holders of Registrable Securities to sell Registrable Securities pursuant to Rule 144 or Rule 144A adopted by the SEC under the Securities Act or any similar rule or regulation hereafter adopted by the SEC. The Company shall, upon the request of a Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements during the 12- month period immediately preceding the date of such request.

     4.2 Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Registrable Securities, (ii) any and all shares of Common Stock into which the Registrable Securities are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in conversion of, in exchange for or in substitution of, the Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

     4.3 No Inconsistent Agreements. The Company has not and shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Purchaser in this Agreement. The Parties acknowledge and agree that the Company has granted registration rights heretofore and may grant registration rights hereafter, which are or shall be pari passu with the registration rights of the Purchaser, and shall not be deemed to conflict with this covenant.

     4.4 Amendments and Waivers. The provisions of this Agreement may be amended and the Company may take action herein prohibited, or omit to perform any act herein required to be performed by it, if, but only if, the Company has obtained the written consent of the Majority Holders.

     4.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid wider applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     4.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.7 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or four business days after being mailed by registered or certified mail (postage prepaid for the most expeditious form of delivery, return receipt requested), to the parties at the following addresses (or to such other address or telex or telecopy number as a party may have specified by notice given to the other party pursuant to this provision):

     If to the Company, to:

Main Street Restaurant Group, Inc.
5050 North 40th Street, Suite 200,
Phoenix, Arizona
Attention: Chief Financial Officer
Telephone: (602) 852-9000
Facsimile: (602) 852-9076

With copy to:

Greenberg Traurig
2375 East Camelback
Phoenix, Arizona 85016
Attention: Robert Kant
Telephone: (602) 445-8302
Facsimile: (602) 445-8100

If to a Purchaser, to:

CIC MSRG LP
500 Crescent Court, Suite 250
Dallas, TX 75201
Attention: Fouad Bashour
Telephone: (214) 880-4489
Facsimile: (214) 880-4491

With copy to:

Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention: Edward Rhyne
Telephone: (713) 547-2226
Facsimile: (713) 236-5504

     4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules or provisions.

     4.9 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

     4.10 No Prejudice. The terms of this Agreement shall not be construed in favor of or against any party on account of its participation in the preparation hereof.

     4.11 Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

     4.12 Remedy for Breach. The Company hereby acknowledges that in the event of any breach or threatened breach by the Company of any of the provisions of this Agreement, the Designated Holders would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, the Company hereby agrees that, in such event, the Designated Holders shall be entitled, and notwithstanding any election by any Designated Holder to claim damages, to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which any Designated Holders may have at law or in equity.

     4.13 Successors and Assigns, Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, each assignee of the Designated Holders permitted pursuant to ARTICLE III and their respective permitted successors and assigns and executors, administrators and heirs. Designated Holders are intended third party beneficiaries of this Agreement and this Agreement may be enforced by such Designated Holders.

     4.14 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

     4.15 Attorneys’ Fees. In the event of any action or suit based upon or arising out of any actual or alleged breach by any party of any representation, warranty, covenant or agreement in this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses of such action or suit from the other party in addition to any other relief ordered by any court.

     IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date and year first written above.

THE COMPANY: MAIN STREET RESTAURANT GROUP, INC.
By:	/s/ William G. Shrader
Title: President and CEO

PURCHASER: CIC MSRG LP
By:	/s/ Marshall B. Payne
Title: President of CIC Partners GP LLC,
General Partner of CIC MSRG LP